Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of September 23, 2004 by and between FTI Consulting, Inc., a Maryland corporation with its principal offices in Annapolis, Maryland (“Company”), and Jack B. Dunn, IV (“Executive”).

W I T N E S S E T H:

WHEREAS, Company and Executive entered into an Employment Agreement (the “Agreement”), dated as of November 5, 2002; and

WHEREAS, the parties wish to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and in the Agreement, Company and Executive agree as follows:

1. Extension of Employment Term. Section 2(a) of the Agreement is hereby re-written as follows:

Employment Term. Executive’s full-time employment under this Agreement will begin as of November 5, 2002 (the “Effective Date”) and, unless otherwise terminated as provided in Section 9, will continue for an initial term (the “Initial Term”) of three years through the day before the third anniversary of the Effective Date in 2005. Effective at the close of business on the day before the first, second, third, fourth and fifth anniversaries of the Effective Date in 2003, 2004, 2005, 2006 and 2007, the term of Executive’s employment under this Agreement, if not otherwise terminated as provided in Section 9, will be extended for an additional one-year period unless either party has, before the close of business on the day on which the additional one-year extension would otherwise become effective, given notice to the other of his or its intention not to further extend the term. The Initial Term, together with each additional one-year extension that becomes effective pursuant to the preceding sentence, is referred to in this Agreement as the “Employment Term.”

2. Extension of Transition Period. Section 2(b) of the Agreement is hereby re-written as follows:

Transition Period. Upon expiration of the Employment Term or its earlier termination pursuant to Section 9 other than as a result of Executive’s death or disability (as defined in Section 9(d)) or termination of Executive’s employment by the Company for Cause (as defined in Section 9(b)), Executive shall continue to provide services to Company as described in Section 3(b), but in the capacity of a part-time employee, for a period of five years (the “Transition Period”).

3. Change in Title. As of October 18, 2004, and for the remainder of the Employment Term, Executive will (i) be employed to serve as, and have the title of, Chief Executive Officer and President, to perform such duties consistent with such positions as Executive shall reasonably be directed to perform by the Board of Directors of Company commensurate with Executive’s positions or as may be specified in Company’s By-Laws, if applicable, (ii) have such authority as may be reasonably necessary or appropriate in order to enable Executive to carry out the duties and responsibilities of Executive’s employment under the Agreement, as amended, (iii) have Executive’s principal office located at Company’s offices in Annapolis, Maryland, and (iv) be entitled to office services and support commensurate with Executive’s position, duties and responsibilities.

4. Good Reason Resignation Rights. In exchange for the promises made and consideration exchanged herein, Executive hereby waives any right he might have otherwise had under Section 9(e) of the Agreement to resign for “Good Reason” based on the change in title and responsibilities described in Section 3 of this Amendment. This waiver in no way affects Executive’s right or entitlement to exercise “Good Reason” resignation rights under Section 9(e) of the Agreement based on other or future circumstances, including but not limited to additional changes to his title and/or responsibilities beyond those contemplated by Section 3 of this Amendment.

5. Equity Grant. In connection with and in consideration for this Amendment, Company will grant Executive $1,000,000 worth of Common Stock of Company, valued as of the date of this Amendment (the “Equity Grant”), pursuant to the Company’s 2004 Long-Term Incentive Plan. The Equity Grant shall vest in five (5) equal installments, beginning on the first anniversary of the date of this Amendment and continuing on the following four anniversaries of the date of this Amendment, provided (except as otherwise specified herein or in the Agreement) that Executive is employed with Company on each such anniversary, such that the Equity Grant will be fully vested on the fifth anniversary of the date of this Amendment. The Equity Grant and all outstanding past and future equity-based or similar awards granted to Executive will vest in full immediately before the occurrence of a Change of Control (as defined in Section 10(c) of the Agreement) or upon the termination of Executive’s employment (i) by Company without Cause (as defined in Section 9(b) of the Agreement), (ii) by Executive with Good Reason (as defined in Section 9(e) of the Agreement), or (iii) due to Executive’s death or Disability (as defined in Section 9(d) of the Agreement). Vesting of the Equity Grant and other equity-based or similar awards will continue through the Transition Period.

6. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

7. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

Date:	September 23, 2004	By:	/s/ THEODORE I. PINCUS
		Name:	Theodore I. Pincus
		Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

Date:	September 23, 2004	By:	/s/ JACK B. DUNN, IV
Jack B. Dunn, IV